EXHIBIT 1

TRANSACTIONS SINCE THE DATE OF THE MOST RECENT FILING ON SCHEDULE 13D

The Reporting Persons engaged in the following transactions in shares of Common Stock of the Company since the date of the most recent filing on Schedule 13D.  Such transactions involved the purchase of shares on the Nasdaq National Market System.  The prices reported below reflect the weighted average purchase price of the shares of Common Stock purchased on the relevant date.  The Reporting Persons hereby undertake to provide upon request to the SEC staff full information regarding the number of shares and prices at which each transaction was effected.

Date	Type	Price	Shares
4/20/20101	Purchase	$9.4075	32500
4/22/20102	Purchase	9.1533	28947
4/23/20103	Purchase	9.2979	1700
4/26/20104	Purchase	9.2959	28500
4/27/20105	Purchase	9.1832	36652
4/28/20106	Purchase	9.1720	66756
5/13/20107	Purchase	8.4127	49500
5/14/20108	Purchase	8.2150	44622
5/17/20109	Purchase	7.9247	49365

1 This transaction was executed in multiple trades at prices ranging from $9.34 - 9.45.
2 This transaction was executed in multiple trades at prices ranging from $8.96 - 9.31.
3 This transaction was executed in multiple trades at prices ranging from $9.29 - 9.30.
4 This transaction was executed in multiple trades at prices ranging from $9.24 - 9.34.
5 This transaction was executed in multiple trades at prices ranging from $9.13 - 9.28.
6 This transaction was executed in multiple trades at prices ranging from $9.14 - 9.22.
7 This transaction was executed in multiple trades at prices ranging from $8.33 - 8.50.
8 This transaction was executed in multiple trades at prices ranging from $8.16 - 8.25.
9 This transaction was executed in multiple trades at prices ranging from $7.87 - 8.04.